Emerald Oil, Inc. Announces Senior Credit Facility with Wells Fargo

Denver, CO – November 20, 2012 –Emerald Oil, Inc. (NYSE MKT: EOX) (“Emerald” or the “Company”) announces that it has closed on a Senior Credit Facility (“Credit Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”). The Credit Facility is a senior secured reserve based revolving credit facility with a maximum commitment of up to $400 million and an initial borrowing base of $27.5 million. On November 20, 2012, approximately $15.2 million was drawn to pay in full the approximately $15 million balance on the Macquarie Bank Limited credit facility and fees and expenses associated with the Credit Facility.

Proceeds from the Credit Facility can be used to acquire oil and gas properties, finance ongoing working capital requirements, for general corporate purposes, or refinance existing debt. The annual interest cost, which is dependent upon the percentage of the borrowing base utilized, is the London Interbank Offer Rate (LIBOR) plus 1.75% to 2.75%. The current annual interest rate on the Credit Facility is LIBOR plus 2.25%. Redetermination of the borrowing base will be on a semi-annual basis, with an option to elect additional redeterminations every six months, which allows for redeterminations as frequent as every quarter. The Credit Facility is secured by first priority, perfected liens and security interests on substantially all assets of Emerald and its subsidiaries and terminates on the fifth anniversary of the closing date on November 20, 2017. The Company did not issue equity or provide royalty consideration in connection with the Credit Facility.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of its approximate 48,800 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. Emerald also has accumulated 45,100 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation. For more information, visit the Company’s website at www.emeraldoil.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document include statements regarding the availability and uses of credit and expected borrowing base, the Company’s expected use and effects of commodity derivatives, the Company’s expectations regarding the Company’s operational, exploration and development plans, the Company’s expectations regarding the nature and amount of the Company’s reserves and expectations regarding production, revenues, cash flows and recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in oil and natural gas prices, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com